Exhibit 16.1
June 30, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	TBX Resources, Inc.
We have read the statements that we understand TBX Resources will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.
Yours truly,

KBA GROUP LLP

cc:	Mr. Tim Burroughs
Chairman of the Board
TBX Resources, Inc.
3030 LBJ Freeway, Suite 1320, LB47
Dallas, Texas 75234

Mr. Craig G. Ongley
Vial, Hamilton, Koch & Knox, L.L.P.
Craig.G.Ongley@vialaw.com